EXHIBIT 10.3
                                  ------------


                                    AGREEMENT

    This Agreement is entered into as of April 19, 2002 by and between Scanner Technologies Corporation, a Minnesota corporation ("Scanner"), Elwin M. Beaty, Scanner's president and chief executive officer who is residing at 13529 Arthur Street, Minnetonka in Minnesota 55305 ("CEO"), and David P. Mork, Scanner's senior vice president who is residing at 825 West Queen Creek Road, #2066, Chandler, in Arizona 85248 ("Vice President").


                                    RECITALS:

    WHEREAS, Scanner has partially deferred the payment of CEO's salary in the past, and currently owes to CEO an aggregate amount of One Million Two Hundred Fifty Four Thousand Five Hundred Seventy Five Dollars ($1,254,575) in deferred salary (the "Deferred Salary");

    WHEREAS, the parties agree that the salary Scanner has been able to pay to Vice President was below market considering the responsibilities and achievements of Vice President;

    WHEREAS, Scanner instituted a patent infringement suit in the U.S. District Court for the Southern District of New York against ICOS Corporation (the "ICOS Litigation") for infringement of two U.S. patents 6,064,756 and 6,064,757 (the "Patents") which are owned by CEO and his spouse and licensed to Scanner under a license agreement between Scanner, CEO and his spouse dated November 16, 1990; and

    WHEREAS, CEO is willing to forgive the Deferred Salary in exchange for the right to share in the proceeds, if any, of the ICOS Litigation and any subsequent litigtion relating to or in connection with the allegedly infringing ICOS products (the "Subsequent Litigation"), and Vice President is willing to continue employment with Scanner and its successor in exchange for the right to share in the proceeds, if any, of the ICOS Litigation and the Subsequent Litigation;

    NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:


                                   AGREEMENT:

    1. Deferred Salary. CEO hereby forgives the Deferred Salary and releases and forever discharges Scanner, its successors and assignees, and its present or former directors, officers, employees, shareholders and agents, whether in their individual or official capacities, from any and all actions or causes of action, suits, debts, claims, withholdings, complaints, contracts, controversies, agreements, promises, damages, claims for attorneys' fees, judgments, and demands whatsoever, known or unknown, absolute or contingent, in law or equity, CEO ever had, now has, or shall have as of the date of this Agreement regarding the Deferred Salary.

    2. Share of Litigation Proceeds to CEO. In exchange for CEO forgiving the Deferred Salary, Scanner agrees to make the following payments to CEO from any awards or proceeds that it may receive out of, or in connection with, the ICOS Litigation or any settlement relating to the ICOS Litigation (the "ICOS Proceeds"), and from any awards or proceeds that it may receive out of, or in connection with, the Subsequent Litigation or any settlement relating to the Subsequent Litigation (the "Subsequent Proceeds"), promptly following receipt of such ICOS Proceeds and Subsequent Proceeds, as follows:

    2.1 ICOS Proceeds.

            (a) Scanner shall keep sixty percent (60%) of the ICOS Proceeds and shall pay to CEO forty percent (40%) of the ICOS Proceeds until Scanner has been reimbursed for all attorney fees and other expenses incurred in connection with the ICOS Litigation, and CEO has received the total amount of One Million Two Hundred Fifty Four Thousand Five Hundred Seventy Five Dollars ($1,254,575). If one party has received all the amounts owing to such party under this provision before the other party's claim under this provision has been satisfied, the other party shall receive one hundred percent (100%) of the ICOS Proceeds until its claim is satisfied.

            (b) Scanner shall pay to CEO fifty percent (50%) of any remaining balance of the ICOS Proceeds (the "Remaining ICOS Proceeds").


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    2.2 Subsequent Proceeds.

            (a) Scanner shall keep sixty percent (60%) of the Subsequent Proceeds and shall pay to CEO forty percent (40%) of the Subsequent Proceeds until Scanner has been reimbursed for all attorney fees and other expenses incurred in connection with (i) the ICOS Litigation, to the extent Scanner has not already been reimbursed for these fees and expenses under Section 2.1(a) of this Agreement, and (ii) the Subsequent Litigation, and until CEO has received the total amount of One Million Two Hundred Fifty Four Thousand Five Hundred Seventy Five Dollars ($1,254,575), minus any amounts CEO has already received under Section 2.1(a). If one party has received all the amounts owing to such party under Section 2.1(a) and/or this provision before the other party's claim under this provision has been satisfied, the other party shall receive one hundred percent (100%) of the Subsequent Proceeds until its claim is satisfied.

            (b) Scanner shall pay to CEO twenty five percent (25%) of any remaining balance of the Subsequent Proceeds (the "Remaining Subsequent Proceeds")

    4. Share of Litigation Proceeds to Vice President. In exchange for Vice President's agreement to continue employment with Scanner and its successor, and to provide Vice President with an incentive to continue employment, Scanner agrees to pay to Vice President, promptly after receipt of any ICOS Proceeds and Subsequent Proceeds, twenty percent (20%) of the Remaining ICOS Proceeds and twenty five percent (25%) of the Remaining Subsequent Proceeds.



    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                SCANNER TECHNOLOGIES CORPORATION


                                                By: /s/ Elwin M. Beaty
                                                        Chief Executive Officer




                                                /s/  Elwin M. Beaty




                                                /s/  David P. Mork